EXHIBIT 99

      News Release of Collins & Aikman Corporation dated March 21, 2001.

CONTACT: Collins & Aikman Corporation
Media: Aaron Stowell, 248/824-1656
aaron.stowell@colaik.com
Analysts: Sandra A. Thomas, 248/824-1645 sandy.thomas@colaik.com

COLLINS & AIKMAN ANNOUNCES LETTER OF INTENT TO ACQUIRE BECKER GROUP LLC

TROY, Mich.--(AutomotiveWire)--March 21, 2001--Collins & Aikman Corporation (NYSE:CKC) announced today that it has signed a letter of intent to acquire the Becker Group LLC (Becker), a leading supplier of plastic components to the automotive industry, with fiscal 2000 sales of approximately $235 million and EBITDA of $29 million. Under terms of the letter, Collins & Aikman will purchase all of the operating assets and equity interests of Becker. Consideration is expected to include $60 million in cash, an $18 million non-compete agreement (paid out over five years), 17 million shares of Collins & Aikman common stock and warrants for 500,000 shares at an exercise price of $5.00 per share.
Completion of the transaction is subject to normal terms and conditions, including negotiation of definitive documentation, and it is expected to close within approximately 60 days. Once completed, the addition of Becker is anticipated to enhance Collins & Aikman's "Mega Tier Two" supplier position, via a significant increase in the scale of the Company's plastics business and strengthened relationships with the world's leading automotive interior integrators.

Upon completion of the transaction, Chuck Becker, principal owner of the Becker Group, will join the Collins & Aikman Board of Directors as Vice Chairman. Becker is a skilled and successful veteran of the automotive plastics industry, who brings to the combined companies extensive product knowledge and strong customer relationships.

Commenting on the transaction, Thomas E. Evans, Collins & Aikman's Chairman and Chief Executive Officer stated, "We are extremely excited about our pending transaction with the Becker Group. Our initial analysis shows that the combination of Becker and Collins & Aikman provides us with an opportunity to more than double our North American plastics business within a few years, while simultaneously providing both Collins & Aikman and our customers with a host of synergistic benefits. We look forward to completing this transaction, welcoming Chuck Becker and his team to our Company, further strengthening our relationships with the major Tier One integrators and continuing the transformation of Collins & Aikman into a world-class 'Mega Tier Two' automotive supplier."

Collins & Aikman, with annual sales approaching $2 billion, is the global leader in automotive floor and acoustic systems and is a leading supplier of automotive fabric, interior trim and convertible top systems. The Company's operations span the globe through 72 facilities, 13 countries and nearly 15,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine industry-leading design and styling capabilities, superior manufacturing capabilities and the industry's most effective NVH "quiet"

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technologies. Information about Collins & Aikman is available on the Internet at
www.collinsaikman.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the Company and its subsidiaries, limitations imposed by the Company's debt facilities, charges made in connection with the integration of operations acquired by the Company, the implementation of the reorganization plan, changes in the popularity of particular car models or particular interior trim packages, the loss of programs on particular car models, risks associated with conducting business in foreign countries and other risks detailed from time to time in the Company's Securities and Exchange Commission filings including without limitation, in Items 1 and 7 of the Company's Annual Report on Form 10-K for the year-ended December 25, 1999, and Item 1 in the Company's Quarterly Report on Form 10-Q for the periods ended April 1, 2000, July 1, 2000 and September 25, 2000.